EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jones Lang LaSalle Incorporated:
We consent to the incorporation by reference in the registration statements (No. 333-232500, 333-218645, 333-193553, 333-180406, 333-133887, 333-117024, and 333-73860) on Form S-8 and (No. 333-221396, 333-206164, 333-182399, 333-159854, 333-153029, and 333-70969) on Form S-3 of Jones Lang LaSalle Incorporated of our reports dated February 27, 2020, with respect to the consolidated balance sheets of Jones Lang LaSalle Incorporated as of December 31, 2019 and 2018, the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Jones Lang LaSalle Incorporated.
Our report dated February 27, 2020, with respect to the consolidated financial statements, contains an explanatory paragraph related to Jones Lang LaSalle Incorporated’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases.
Our report dated February 27, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states the Company acquired HFF Inc. (HFF) during 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, HFF’s internal control over financial reporting associated with total assets of $652.6 million and total revenues of $392.3 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of HFF.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2020